SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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                                GS EnviroServices, Inc.                             .
(Name of Registrant as Specified In Its Charter)

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GS ENVIROSERVICES, INC.
One Penn Plaza, Suite 1612
New York, NY 10119

INFORMATION STATEMENT

To the Holders of Our Voting Stock:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of GS EnviroServices, Inc. have given their written consent to a resolution adopted by the Board of Directors of GS EnviroServices to amend the certificate of incorporation of GS EnviroServices so as to increase the authorized common stock from 100,000,000 shares, $.001 par value, to 10,000,000,000 shares, $.0001 par value, and to increase the authorized preferred stock from 1,000,000 shares, $.001 par value, to 5,000,000 shares, $.001 par value.  We anticipate that this Information Statement will be mailed on June 7, 2010 to shareholders of record.  On or after June 28, 2010, the amendment to the Certificate of Incorporation will be filed with the Delaware Secretary of State and become effective.

Delaware corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, GS EnviroServices will not hold a meeting of its shareholders to consider or vote upon the proposed amendment to GS EnviroServices’ certificate of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.
YOU ARE REQUESTED NOT TO SEND US A PROXY.

June 7, 2010	Kevin Kreisler, Chief Executive Officer

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on April 21, 2010 (the “Record Date”).  At that date, there were issued and outstanding 15,573,594 shares of GS EnviroServices’ common stock, each of which entitles the holder thereof to one vote.  There are no other classes of voting stock authorized.

The following table sets forth the number of shares of common stock owned by each person who, as of the Record Date, owned beneficially more than 5% of the outstanding common stock, as well as the ownership of such shares by each member of GS EnviroServices’ Board of Directors and the shares beneficially owned by its officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Viridis Capital, LLC(1) One Penn Plaza, Suite 1612 New York, NY 10119	7,968,540(2)	51.2%
All officers and directors as a group (1 person)	7,968,540(2)	51.2%
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(1)	Kevin Kreisler, the CEO and sole director of GS Enviroservices, is the manager and sole equity owner of Viridis Capital, LLC.
(2)	Virdis Capital’s ownership of these shares is subject to the terms of the Exchange Agreement between the Company and James Green, described below.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED COMMON STOCK AND THE AUTHORIZED
BLANK CHECK PREFERRED STOCK

On April 21, 2010, GS EnviroServices’ Board of Directors approved an amendment to GS EnviroServices’ Certificate of Incorporation to increase the authorized capital stock to include 10 billion shares of common stock, par value $.0001 per share, and 5 million shares of preferred stock, par value $.001 per share.  The preferred shares will be “blank check” shares, meaning that the Board of Directors will have the authority to determine the rights, preferences and limitations associated with the shares, without having to seek a vote of shareholders. On April 21, 2010, the holder of a majority of the voting power of the outstanding voting stock gave its written consent to the amendment.  The amendment will be filed and become effective approximately twenty days after this Information Statement is mailed to the shareholders.

The Board of Directors and the majority shareholder have approved the increase in authorized common stock and authorized preferred stock and the reduction in the par value of the common stock in order to provide GS EnviroServices with flexibility in pursuing its long-term business objectives.  The primary reasons for the increase are:

▪
Management expects that in the future it will pursue opportunities to obtain the capital that GS EnviroServices needs in order to fully implement its business plan.  A reserve of both common and preferred shares available for issuance from time-to-time will enable GS EnviroServices to entertain a broad variety of financing proposals.

▪
Management may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel.

Management has not entered into any commitment to issue any shares except pursuant to the Exchange Agreement and the Employment Agreement described below.  Moreover, Management has no plans at this time that will involve the issuance of additional shares, other than a general plan to pursue additional financing.  Management is not, however, currently carrying one discussions regarding the terms of any specific financing with any potential investor.

Existing Commitments to Issue Shares

The Company has two existing obligations to issue shares of capital stock:

1. Exchange Agreement.  On June 2009 James Green, who was then CEO and sole director of the Company agreed to transfer 7,968,540 common shares for 1,000,000 shares of Series A Preferred Stock and a Convertible Debenture in the principal amount of $240,000.  The terms of those securities are:

•
The principal amount of the Convertible Debenture is currently $196,000.  The principal was payable with 12% per annum interest in monthly payments commencing in October 2009 and ending on February 26, 2010, all of which payments are now in default.  Interest is payable in cash or in shares of the Company’s common stock, at the Company’s option.   The holder may convert the principal amount and accrued interest into the Company’s common stock at a conversion price equal to 90% of the lowest closing market price during the 20 trading days preceding conversion, but may not convert into shares that would cause the holder to own more than 4.99% of the outstanding shares of the Company.

•
The Series A Preferred Stock will have voting rights equal to 51% of the total voting rights of all shareholders of the Company.  The Series A Preferred Stock will not accrue dividends.  Upon a liquidation of the Company, the holders of the Series A Preferred Stock will be entitled to receive $.01 per share before any payment is made to the holders of common stock.  The Series A Preferred Stock will not be convertible into common stock.

The exchange of the common stock for the Series A Preferred Stock has not yet been completed, as the Board of Directors has not yet filed with the Delaware Secretary of State the designation of the Series A Preferred Stock.  The 7,968,540 common shares remain outstanding, therefore, although they are non-transferable until the Convertible Debenture is paid in full.

Immediately after executing the Exchange Agreement, James Green assigned to Viridis Capital , LLC all of his rights in the 7,968,540 common shares, including the right to exchange same for 1,000,000 shares of Series A Preferred Stock.  Kevin Kreisler, who is now the CEO and sole director of the Company, is the manager and sole member of Viridis Capital, LLC.

2. Employment Agreement.  On June 3, 2009, the Company entered into an employment agreement with Mr. Kreisler which called for a salary of $1.00 during 2009, $50,000 plus 194,118 Series A Preferred Shares during 2010 and, provided that the Company has achieved positive cash flow, a salary of $150,000 during 2011 and thereafter.  The Series A Preferred Shares issuable to Mr. Kreisler under the employment agreement were fully vested and due as of January 1, 2010.

Effect of Increase in Authorized Shares

There are currently 100,000,000 shares of common stock and 1,000,000 shares of blank check preferred stock authorized.  15,573,594 shares of common stock are outstanding (including the 7,968,540 shares that will be exchanged for Series A Preferred Stock), and no shares of preferred stock are outstanding.

The amendment of the Certificate of Incorporation will increase the number of common shares available for issuance by the Board of Directors from 84,426,406, $.001 par value, to 9,984,426,406, $.0001 par value.  The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of GS EnviroServices’ shareholders.  Delaware law requires that the Board use its reasonable business judgment to assure that GS EnviroServices obtains “fair value” when it issues shares. Nevertheless, the issuance of the additional shares could have the following adverse effects on GS EnviroServices’ shareholders:

➢	The issuance of the additional shares would dilute the proportionate interest of current shareholders in the equity and voting power in GS EnviroServices.
➢
The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the current market value of GS EnviroServices common stock.

➢
The reduction in the par value of the common stock means that the Board will be authorized to issue common stock for as little as $.0001 per share, and that possibility may have a negative effect on the market price for the common stock.

The amendment of the Certificate of Incorporation will increase the number of preferred shares available for issuance by the Board of Directors from 1,000,000 to 5,000,000.  The Board will have the authority to provide for the issuance of the Preferred Stock in one or more series, and to establish the number of shares in each series and the designation, relative rights, preferences and limitations of the shares in each series.  Delaware law requires that the Board use its reasonable business judgment in determining the rights and preferences of the Preferred Stock, as well as the consideration the Company will receive in exchange for the Preferred Stock.  Nevertheless, preferred stock typically has rights and preferences greater than those associated with common stock.  Therefore, the issuance of the Preferred Stock by GS EnviroServices could be disadvantageous to holders of our common stock in one or more of the following ways:

▪
The issuance of Preferred Stock could diminish the value of common shares now outstanding, if the rights and preferences associated with the Preferred Stock exceeded those associated with GS EnviroServices’ common stock.

▪
The issuance of Preferred Stock that was convertible into common stock could result in the dilution of the value of shares now outstanding, if the conversion price were less than the current market price of our common stock.

▪	The issuance of Preferred Stock with preferential voting rights could diminish the voting power of the holders of the common stock.

           The amendment of the Certificate of Incorporation is not being done for the purpose of impeding any takeover attempt, and Management is not aware of any person who is acquiring or plans to acquire control of GS EnviroServices.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares, including preferred shares having rights and preferences to be determined by the Board, without shareholder approval has potential utility as a device to discourage or impede a takeover of GS EnviroServices.  In the event that a non-negotiated takeover were attempted, the private placement of common stock or preferred stock into "friendly" hands, or the issuance of preferred stock upon terms very favorable to the preferred shareholder, for example, could make GS EnviroServices unattractive to the party seeking control of GS EnviroServices.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

No Dissenters Rights

Under Delaware law, shareholders are not entitled to dissenters’ rights with respect to the amendment of the Certificate of Incorporation to increase the authorized capital stock.

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